Exhibit 99.1
Synalloy Acquires Leading Specialty Chemicals Contract Manufacturer DanChem

– Acquisition Enhances Chemicals Management Team, Accelerates Product Development Capabilities, and Provides Entrance into New End-Markets and Applications –

– Synalloy Chemicals is One of the Largest Specialty Chemical Contract Manufacturers in the U.S. with Plans to Significantly Scale its Platform and Accelerate Growth –

Richmond, Virginia, October 25, 2021 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, has acquired DanChem to accelerate product development capabilities and provide entrance into new end-markets and applications.

DanChem is a leading, full-service specialty chemicals contract manufacturing organization with three production plants located on an owned 55-acre campus in Danville, Virginia. The DanChem facility is particularly unique, boasting the largest fleet of horizontal reactors in the industry and producing a broad array of diversified products. DanChem’s exceptional team serves a variety of diverse and attractive end markets, resulting in a stable customer base that consists of notable blue-chip companies and a high rate of recurring revenue throughout its 61-year history.

Under the terms of the agreement, Synalloy acquired DanChem for $32.950 million, which was funded by the Company’s existing credit facility.

In 2021, DanChem is expected to generate approximately $30 million in revenue with an approximate 18% adjusted EBITDA margin. DanChem brings to Synalloy over 120 direct personnel across its three production plants, and the company’s management team will continue to serve in current and expanded roles to further accelerate the growth of Synalloy Chemicals. The acquisition closed on October 22nd.

Strategic Rationale:
•Acceleration of Product Development Capabilities – DanChem brings leading engineering and process development capabilities with a demonstrated track record of rapidly developing products for commercialization.

•Expansion of Process Offerings – DanChem’s production plants and horizontal reactors drastically accelerate the long-term investment plans of Synalloy Chemicals, providing differentiated assets, rail access and meaningful site acreage for continued expansion.

•Larger Presence in Target End-Markets and Applications – DanChem brings additional customer relationships in target markets, including CASE (coatings, adhesives, sealants and elastomers), additives, industrial and agricultural chemistries.

•Synalloy Chemicals Becomes a Scaled Platform Capable of Accelerated Growth – DanChem positions Synalloy Chemicals as one of the largest specialty chemical contract manufacturers in the U.S. and enhances the Company’s ability to be a preferred acquirer for companies within the industry.

Exhibit 99.1
“Acquiring DanChem is a pivotal step forward for Synalloy as we plan to significantly scale and accelerate profitable growth within our chemicals segment,” said Chris Hutter, interim president and CEO of Synalloy. “With robust manufacturing capabilities, a highly experienced team and a blue-chip customer base, DanChem will bolster our chemical operations while providing significant opportunities to grow into new end-markets with a wide array of commercial offerings. We also believe this acquisition creates a scalable specialty chemicals platform to become an acquirer of choice for other chemical companies that could further benefit from our breadth of services while serving to expand our capabilities and product offerings. We welcome the DanChem team to Synalloy and look forward to leveraging our combined manufacturing and engineering platform to continue performing critical chemistries for our customers.”

Commenting on the acquisition, John Zuppo, CEO of DanChem, stated: “Joining Synalloy Chemicals is an important milestone for DanChem as we believe the Company provides us with the necessary platform and support to execute our strategic goals. Our organization has grown steadily over the past two years with significant improvements to our margins, and we are even more confident in our future growth prospects with a robust pipeline of new products and customer engagements. We believe joining forces with Synalloy will allow us to further accelerate these growth opportunities, and we are excited to be a part of this growing company.”

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw material availability; financial stability of the Company’s customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with acquisitions; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by the Company’s debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Exhibit 99.1
Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260

Investor Relations
Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
SYNL@gatewayir.com

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